Exhibit 99.1

BIO-TECHNE RELEASES THIRD QUARTER FISCAL 2022 RESULTS

Minneapolis/May 4, 2022/ Bio-Techne Corporation (NASDAQ: TECH) today reported its financial results for the third quarter ended March 31, 2022.

Third Quarter FY2022 Highlights

•	Third quarter organic revenue increased by 17% (19% reported) to $290.4 million and 18% (22% reported) in the first nine months of fiscal 2022 to $817.4 million.

•	GAAP EPS was $1.48 versus $1.12 one year ago. Delivered record adjusted earnings per share (EPS) of $2.14 versus $1.80 one year ago.

•

Excellent commercial execution in both operating segments with Protein Sciences delivering organic growth of  16% (15% reported) and Diagnostics and Genomics achieving 19% (34% reported) organic growth.

•	Announced exclusive agreement with Thermo Fisher Scientific to complete development and commercialize the ExoTRU kidney transplant rejection test.

•	Adjusted operating income for the third quarter increased 17% (32% reported) when compared to the prior year to $114.6 million, resulting in an adjusted operating margin of 39.6%.

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted diluted EPS, adjusted earnings, adjusted gross margin, adjusted operating income, adjusted tax rate, organic growth, and adjusted operating margin are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of non-GAAP Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

“The momentum in our core markets, especially proteomics, continues to drive double digit growth for the company,” said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne.  “The Bio-Techne team delivered outstanding results of 17% organic growth, for the second quarter in a row,  and an impressive adjusted operating margin of 39.6%, 130 basis points over our prior quarter.  Diagnostics also had a good quarter, with 50% ExoDx Prostate test volume growth, passing pre-pandemic testing levels. Diagnostics capped the quarter by closing a very strategic deal with Thermo Fisher Scientific on our ExoTRU Kidney transplant rejection test.”

Kummeth added, “Both segments of our company delivered to and exceeded our expectations. Cell and Gene Therapy, a strategic focus for our Protein Sciences Segment, had another stellar quarter of growth with our new GMP protein factory adding two more of the highest quality and lot-to-lot consistent GMP proteins at scale. It has been nice to see so many of our reagent and instrument platforms being purchased, evaluated, and spec’d into Cell and Gene Therapy workflows. I am excited for the future as we continue to develop innovative tools to push science forward and create value for our stakeholders.”

Third Quarter Fiscal 2022

Revenue

Net sales for the third quarter increased 19% to $290.4 million. Organic growth was 17% compared to the prior year, with acquisitions contributing 3% to revenue growth and foreign currency exchange having an unfavorable impact of 1%.

GAAP Earnings Results

GAAP EPS was $1.48 per diluted share, versus $1.12 in the same quarter last year. GAAP EPS was favorably impacted by sales growth and changes in fair value of contingent consideration for acquisitions. GAAP operating income for the third quarter of fiscal 2022 increased 31.8% to $90.4 million, compared to $68.6 million in the third quarter of fiscal 2021. GAAP operating margin was 31.1%, compared to 28.2% in the third quarter of fiscal 2021. GAAP operating margin compared to prior year was positively impacted by volume leverage and changes in fair value of contingent consideration for acquisitions.

Non-GAAP Earnings Results

Adjusted EPS increased to $2.14 per diluted share, versus $1.80 in the same quarter last year, an increase of 19%. Adjusted EPS increased primarily due to revenue growth. Adjusted operating income for the third quarter of fiscal 2022 increased 17% compared to the third quarter of fiscal 2021. Adjusted operating margin was 39.6%, compared to 40.4% in the third quarter of fiscal 2021. Adjusted operating margin compared to the prior year was unfavorably impacted by foreign currency exchange and acquisitions.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biotechnology and academic research communities. Additionally, the segment provides an array of platforms useful in various areas of protein analysis. Protein Sciences segment’s third quarter fiscal 2022 net sales were $213.2 million, an increase of 15% from $185.6 million for the third quarter of fiscal 2021. Organic growth for the segment was 16%, with foreign currency exchange having an unfavorable impact of 1%. Protein Sciences segment’s operating margin was 45.4% in the third quarter of fiscal 2022 compared to 47.9% in the third quarter of fiscal 2021. The segment’s operating margin compared to the prior year was negatively impacted by foreign currency exchange and strategic investments.

Diagnostics and Genomics Segment

The Company’s Diagnostics and Genomics segment provides blood chemistry and blood gas quality controls, hematology instrument controls, immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics and Genomics segment also develops and provides in situ hybridization products as well as exosome-based diagnostics for various pathologies, including prostate cancer. The Diagnostics and Genomics segment’s third quarter fiscal 2022 net sales were $77.7 million, an increase of 34% from $58.1 million for the third quarter of fiscal 2021. Organic growth for the segment was 19%, with acquisitions contributing 15% to revenue growth and foreign currency exchange having an immaterial impact. The Diagnostics and Genomics segment’s operating margin was 25.0% in the third quarter of fiscal 2022 compared to 17.9% in the third quarter of fiscal 2021. The segment’s operating margin was favorably impacted by volume leverage and product mix.

Conference Call

Bio-Techne will host an earnings conference call today, May 4, 2022 at 8:00 a.m. CDT. To listen, please dial 1-877-407-9208 or 1-201-493-6784 for international callers, and reference conference ID 13728915. The earnings call can also be accessed via webcast through the following link https://investors.bio-techne.com/ir-calendar.

A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-844-512- 2921 or 1-412-317-6671 (for international callers) and referencing Conference ID 13728915. The replay will be available from 11:00 a.m. CDT on Wednesday, May 4, 2022 until 11:00 p.m. CDT on Saturday, June 4, 2022.

Use of non-GAAP Adjusted Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

•	Organic growth
•	Adjusted diluted earnings per share
•	Adjusted earnings
•	Adjusted tax rate
•	Adjusted gross margin
•	Adjusted operating income
•	Adjusted operating margin

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational  decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measure of organic growth represents revenue growth excluding revenue from acquisitions within the preceding 12 months, the impact of foreign currency, as well as the impact of partially-owned consolidated subsidiaries. Excluding these measures provides more useful period-to-period comparison of revenue results as it excludes the impact of foreign currency exchange rates, which can vary significantly from period to period, and revenue from acquisitions that would not be included in the comparable prior period. Revenues from partially-owned subsidiaries consolidated in our financial statements are also excluded from our organic revenue calculation, as those revenues are not fully attributable to the Company. Revenue from partially-owned subsidiaries was $0.7 million and $1.6 million for the quarter and nine months ended March 31, 2022, respectively.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, and adjusted net earnings, in total and on a per share basis, exclude stock-based compensation, the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, acquisition related expenses inclusive of the changes in fair value of contingent consideration, and other non-recurring items including non-recurring costs, goodwill and long-lived asset impairments, and gains. Stock-based compensation is excluded from non-GAAP adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjection assumptions, variety of award types, and unpredictability of amount and timing of employer related tax obligations. The Company excludes amortization of purchased intangible assets, purchase accounting adjustments, including costs recognized upon the sale of acquired inventory and acquisition-related expenses inclusive of the changes in fair value contingent consideration, and other non-recurring items including gains or losses on legal settlements, goodwill and long-lived asset impairment charges, and one-time assessments from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Additionally, these amounts can vary significantly from period to period based on current activity. The Company also excludes revenue and expense attributable to partially-owned consolidated subsidiaries in the calculation of our non-GAAP financial measures as the revenues and expenses are not fully attributable to the Company.

The Company’s non-GAAP adjusted operating margin and adjusted net earnings, in total and on a per share basis, also excludes stock-based compensation expense, which is inclusive of the employer portion of payroll taxes on those stock awards, restructuring, impairments of equity method investments, gain and losses from investments, and certain adjustments to income tax expense.

Impairments of equity investments are excluded as they are not part of our day-to-day operating decisions. Additionally, gains and losses from other investments that are either isolated or cannot be expected to occur again with any predictability are excluded.

Costs related to restructuring activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements  within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company’s actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company’s customers, the impact of the growing number of producers of biotechnology research products and related price competition,  general economic conditions, customer site closures or supply chain issues resulting from the COVID-19 pandemic, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements  we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $931 million in net sales in fiscal 2021 and has approximately 2,700 employees worldwide. For more infonnation on Bio-Techne and its brands, please visit www.bio techne.com.

Contact:	David Clair, Senior Director, Investor Relations & Corporate Development

David.Clair@bio-techne.com

612-656-4416

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER		NINE MONTHS
	ENDED		ENDED
	3/31/2022	3/31/2021	3/31/2022	3/31/2021
Net sales	$290,376	$243,552	$817,371	$672,004
Cost of sales	88,918	75,278	261,225	215,098
Gross margin	201,458	168,274	556,146	456,906
Operating expenses:
Selling, general and administrative	89,269	82,596	276,137	238,310
Research and development	21,742	17,052	63,992	49,882
Total operating expenses	111,011	99,648	340,129	288,192
Operating income	90,447	68,626	216,017	168,714
Other income (expense)	(21,675)	(23,272)	6,317	(27,652)
Earnings before income taxes	68,772	45,354	222,334	141,062
Income taxes	8,628	(48)	21,150	16,121
Net earnings, including noncontrolling interest	$60,144	$45,402	$201,184	$124,941
Net earnings (loss) attributable to noncontrolling interest	(595)	(380)	(9,343)	(509)
Net earnings attributable to Bio-Techne	60,739	45,782	210,527	125,450
Earnings per share:
Basic	$1.55	$1.18	$5.36	$3.24
Diluted	$1.48	$1.12	$5.12	$3.11
Weighted average common shares outstanding
Basic	39,272	38,856	39,225	38,693
Diluted	40,969	40,676	41,073	40,305

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	3/31/2022	6/30/2021
ASSETS
Cash and equivalents	$160,821	$199,091
Short-term available-for-sale investments	70,351	32,463
Accounts receivable, net	202,095	145,385
Inventories	128,283	116,748
Other current assets	31,558	16,919
Total current assets	593,108	510,606

Property and equipment, net	218,398	207,907
Right of use asset	63,450	73,834
Goodwill and intangible assets, net	1,378,960	1,459,035
Other assets	45,976	11,575
Total assets	$2,299,892	$2,262,957

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$106,499	$95,960
Contract liabilities	23,107	18,995
Income taxes payable	9,788	5,336
Contingent consideration payable	—	4,000
Operating lease liabilities - current	11,864	11,602
Current portion oflong-term debt obligations	12,500	12,500
Other current liabilities	3,080	3,891
Total current liabilities	166,838	152,284

Deferred income taxes	99,301	93,125
Long-term debt obligations	246,514	328,827
Operating lease liabilities	56,348	67,625
Long-term contingent consideration payable	4,800	25,400
Other long-term liabilities	12,769	24,462
Stockholders' equity	1,713,322	1,571,234
Total liabilities and stockholders' equity	$2,299,892	$2,262,957

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER		NINE MONTHS
	ENDED		ENDED
	3/31/2022	3/31/2021	3/31/2022	3/31/2021
Gross margin percentage - GAAP	69.4%	69.1%	68.0%	68.0%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.0%	0.0%	0.2%	0.0%
Amortization of intangibles	3.5%	3.6%	3.7%	3.9%
Stock compensation expense - COGS	0.1%	0.2%	0.1%	0.2%
Impact of partially-owned consolidated subsidiaries(1)	0.2%	0.1%	0.3%	0.1%
Gross margin percentage - Adjusted	73.2%	73.0%	72.3%	72.2%

(1)Adjusted gross margin percentages for the third quarter and full year of fiscal 2021 have been updated for comparability to fiscal 2022 for the inclusion of the impact of partially-owned consolidated subsidiaries on the Company’s adjusted gross margin percentage.

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER		NINE MONTHS
	ENDED		ENDED
	3/31/2022	3/31/2021	3/31/2022	3/31/2021
Operating margin percentage - GAAP	31.1%	28.2%	26.4%	25.1%
Identified adjustments:
Costs recognized upon sale of acquired inventory	—%	0.0%	0.2%	0.0%
Amortization of intangibles	6.3%	6.3%	6.7%	6.8%
Acquisition related expenses	(1.2)%	0.7%	(2.3)%	1.0%
Eminence impairment	—%	—%	2.3%	—%
Stock-based compensation	3.1%	4.9%	4.6%	6.2%
Restructuring costs	(0.1)%	—%	0.2%	—%
Impact of partially-owned subsidiaries(1)	0.4%	0.3%	0.5%	0.1%
Operating margin percentage - Adjusted	39.6%	40.4%	38.6%	39.2%

(1)Adjusted operating margin percentages for the third quarter and full year of fiscal 2021 have been updated for comparability to fiscal 2022 for the inclusion of the impact of partially-owned consolidated subsidiaries on the Company’s adjusted operating margin percentage.

BIO-TECHNE CORPORATION

NON-GAAP ADJUSTED CONOLIDATED NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data) (Unaudited)

	QUARTER		NINE MONTHS
	ENDED		ENDED
	3/31/2022	3/31/2021	3/31/2022	3/31/2021
Net earnings before taxes- GAAP	$68,772	$45,354	$222,334	$141,062
Identified adjustments attributable to Bio-Techne:
Costs recognized upon sale of acquired inventory	—	68	1,596	91
Amortization of intangibles	18,173	15,222	54,942	45,750
Acquisition related expenses	(3,616)	1,825	(19,046)	6,571
Eminence impairment	—	—	18,715	—
Stock-based compensation, inclusive of employer taxes	9,056	11,968	37,731	41,525
Restructuring costs	(291)	—	1,638	142
Investment (gain) loss and other	18,100	16,590	(16,530)	10,232
Impact of partially-owned consolidated subsidiaries(1)	1,028	591	3,595	798
Net earnings before taxes - Adjusted(1)	$111,222	$91,618	$304,975	$246,171
Non-GAAP tax rate	21.2%	20.2%	21.2%	20.2%
Non-GAAP tax expense	23,656	18,577	64,732	49,551
Non-GAAP adjusted net earnings attributable to Bio-Techne(1)	$87,566	$73,041	$240,243	$196,620
Earnings per share - diluted - Adjusted(1)	$2.14	$1.80	$5.85	$4.88

(1)Adjusted consolidated net earnings and earnings per share for the third quarter and full year of fiscal 2021 have been updated for comparability to fiscal 2022 for the inclusion of the impact of partially-owned consolidated subsidiaries on the Company’s adjusted consolidated net earnings and earnings per share.

BIO-TECHNE CORPORATION

NON-GAAP adjusted tax rate (In percentages)

(Unaudited)

	QUARTER		NINE MONTHS
	ENDED		ENDED
	3/31/2022	3/31/2021	3/31/2022	3/31/2021
GAAP effective tax rate	12.5%	(0.1)%	9.5%	11.4%
Discrete items	9.1%	25.7%	14.3%	13.8%
Annual forecast update	2.2%	(0.4)%	—%	—%
Long-term GAAP tax rate	23.8%	25.2%	23.8%	25.2%
Rate impact items
Stock based compensation	(1.7)%	(5.6)%	(1.8)%	(5.6)%
Other	(0.9)%	0.6%	(0.8)%	0.6%
Total rate impact items	(2.6)%	(5.0)%	(2.6)%	(5.0)%
Non-GAAP adjusted tax rate(1)	21.2%	20.2%	21.2%	20.2%

(1)In our third quarter results of fiscal year 2021, the Company re-casted our first quarter results using the Non-GAAP tax rate for the first nine months of fiscal 2021, which normalized the tax rate impact on adjusted earnings resulting from return to growth patterns seen prior to the onset of the COVID-19 pandemic.

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER		NINE MONTHS
	ENDED		ENDED
	3/31/2022	3/31/2021	3/31/2022	3/31/2021
Protein Sciences segment revenue	$213,176	$185,623	$615,332	$512,248
Diagnostics and Genomics segment revenue	77,679	58,093	203,191	160,687
lntersegment revenue	(479)	(164)	(1,152)	(931)
Consolidated revenue	$290,376	$243,552	$817,371	$672,004

BIO-TECHNE CORPORATTON

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER		NINE MONTHS
	ENDED		ENDED
	3/31/2022	3/31/2021	3/31/2022	3/31/2021
Protein Sciences segment operating income(1)	$96,750	$88,983	$280,131	$239,788
Diagnostics and Genomics segment operating income	19,405	10,417	37,748	27,197
Segment operating income	116,155	99,400	317,879	266,985
Corporate general, selling, and administrative	(1,588)	(1,086)	(3,122)	(3,568)
Adjusted operating income	114,567	98,314	314,757	263,417
Cost recognized upon sale of acquired inventory	—	(68)	(1,596)	(91)
Amortization of intangibles	(18,173)	(15,222)	(54,942)	(45,750)
Acquisition related expenses	3,710	(1,731)	19,328	(6,289)
Eminence impairment	—	—	(18,715)	—
Impact of partially-owned consolidated subsidiaries(1)	(892)	(699)	(3,446)	(906)
Stock-based compensation	(9,056)	(11,968)	(37,731)	(41,525)
Restructuring costs	291	—	(1,638)	(142)
Operating income	$90,447	$68,626	$216,017	$168,714

(1)Adjusted operating income for the third quarter and full year of fiscal 2021 have been updated for comparability to fiscal 2022 for the inclusion of the impact of partially-owned consolidated subsidiaries on the Company’s adjusted operating income.

BIO-TECHNE CORPORATION

CONDENSED CASH FLOW

(In thousands)

(Unaudited)

	NINE MONTHS
	ENDED
	3/31/2022	3/31/2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$201,184	$124,941
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	75,203	63,075
Costs recognized on sale of acquired inventory	1,596	91
Deferred income taxes	7,888	(6,023)
Stock-based compensation expense	33,777	39,174
Fair value adjustment to available for sale investments	(15,569)	10,234
Contingent consideration payments - operating	(3,300)	(155)
Fair value adjustment to contingent consideration payable	(20,600)	6,188
Asset impairment restructuring	546	—
Eminence impairment	18,715	—
Other operating activities	(76,885)	(7,381)
Net cash provided by operating activities	222,555	230,144
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(31,338)	(32,985)
Investment of forward purchase contract	(25,000)	—
Other investing activities	(21,943)	16,372
Net cash provided by (used in) investing activities	(78,281)	(16,613)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends	(37,646)	(37,174)
Proceeds from stock option exercises	68,346	54,992
Long-term debt activity, net	(82,375)	(141,375)
Contingent consideration payments - financing	(700)	—
Share repurchases	(102,132)	(43,178)
Other financing activity	(22,618)	(13,504)
Net cash provided by (used in) financing activities	(177,125)	(180,239)
Effect of exchange rate changes on cash and cash equivalents	(5,419)	6,219
Net increase (decrease)in cash and cash equivalents	(38,270)	39,511
Cash and cash equivalents at beginning of period	199,091	146,625
Cash and cash equivalents at end of period	$160,821	$186,136